CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Step-up Callable Notes due June 2027	$7,000,000	$817.70

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2) Paid herewith.

Filed under Rule 424(b)(2), Registration Statement No. 333-172579

Westpac Banking Corporation	Pricing Supplement No. 35 - Dated June 15, 2012 (To: Prospectus Dated May 10, 2012)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Day Count	Maturity	1st Coupon	1st Coupon	Survivor’s	FDIC	Product

Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Basis	Date	Date	Amount	Option	Guaranteed	Ranking

96121BBM8	$7,000,000	100%	1.50%	$6,895,000	Fixed (Step-up)	See Other Terms	Semi-annually	30/360	6/20/2027	12/20/2012	$15.00	No	No	Senior Unsecured Notes

Redemption Information: Callable - See Other Terms

Trade Date: June 15, 2012 @ 12:00 PM ET

Issue Date: June 20, 2012

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

Other Terms:
Interest Payment Dates: June 20 and December 20 in each year, commencing on December 20, 2012 up to and including the Maturity Date

Interest Rates: From and including the Issue Date, to but excluding June 20, 2017: 3.00% per annum;

From and including June 20, 2017 to but excluding June 20, 2022: 4.00% per annum; and

From and including June 20, 2022 to but excluding June 20, 2027: 5.00% per annum.

Redemption: The Notes are redeemable at the option of the Issuer in whole (but not in part) on each Interest Payment Date, commencing on the Interest Payment Date scheduled to fall in June 2017 to and including the Interest Payment Date scheduled to fall in December 2026 (each an “Optional Redemption Date”).  The redemption price will be equal to 100% of the principal amount of the Notes, plus any accrued but unpaid interest to but excluding the date of redemption.

Notwithstanding any provision to the contrary in the Notes or in the Prospectus, the Issuer must give notice (in the manner provided in the Prospectus) of its intention to exercise its redemption option no later than 5 Business Days before the relevant Optional Redemption Date.

Business Day: New York, London and Sydney

Exchange Listing: None Agent: Morgan Stanley & Co. LLC

Investing in the Notes involves risks. See “Risk Factors” beginning on page 9 of the prospectus. You should carefully consider the risks and the other information contained or incorporated by reference in the prospectus dated May 10, 2012, as filed with the Securities and Exchange Commission (SEC), before investing in the Notes.  You can access a copy of the prospectus free of charge on the SEC’s website at www.sec.gov or by calling the Agent toll free at 1-866-718-1649. Any payments due on the Notes, including any repayment of principal, will be subject to our credit risk.